The Growth Fund of America, Inc. One Market, Steuart Tower, Suite 1800 San Francisco, California 94105 Telephone (415) 421-9360 Fax (415) 393-7140

August 31, 2010

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 48K, 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 48K
If the answer to 47 is 'Y' (Yes), fill in the table or single fee rate applied to Registrant's Series' assets based on the advisory contract

Step:	Asset Value: ($000s omitted)	Annual Fee rate
K) over	210,000,000	0.233%

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$508,627
Class B	$1,938
Class C	$13,544
Class F-1	$140,687
Class F-2	$42,452
Total	$707,248
Class 529-A	$22,127
Class 529-B	$358
Class 529-C	$1,150
Class 529-E	$798
Class 529-F1	$856
Class R-1	$1,358
Class R-2	$5,449
Class R-3	$75,896
Class R-4	$140,976
Class R-5	$163,718
Class R-6	$38,327
Total	$451,013

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2108
Class B	$0.0126
Class C	$0.0442
Class F-1	$0.2222
Class F-2	$0.2936
Class 529-A	$0.2125
Class 529-B	$0.0212
Class 529-C	$0.0358
Class 529-E	$0.1495
Class 529-F1	$0.2594
Class R-1	$0.0672
Class R-2	$0.0560
Class R-3	$0.1619
Class R-4	$0.2264
Class R-5	$0.2928
Class R-6	$0.2785

Item 74A through 74T
Condensed balance sheet data:

A) Cash	$1,164
B) Repurchase agreements	-
C) Short-term securities other than repurchase agreements	12,101,240
D) Long - term debt securities including convertible debt	4,161,280
E) Preferred, convertible preferred, and adjustable rate preferred stock	58,933
F) Common Stock	123,829,457
G) Options on equities	-
H) Options on all futures	-
I) Other Investments	-
J) Receivables from portfolio instruments sold	395,158
K) Receivables from affiliated persons	-
L) Other receivables	408,302
M) All other assets	-
N) Total assets	140,955,534
O) Payables for portfolio instruments purchased	183,453
P) Amounts owed to affiliated persons	144,177
Q) Senior long-term debt	-
R1) Reverse repurchase agreements	-
R2) Short sales	-
R3) Written options	-
R4) All other liabilities	$409,265
S) Senior equity	-

T) Net Assets of Common shareholders	$140,218,639

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	2,267,334
Class B	118,102
Class C	284,166
Class F-1	579,986
Class F-2	152,004
Total	3,401,592
Class 529-A	109,988
Class 529-B	14,509
Class 529-C	32,873
Class 529-E	5,616
Class 529-F1	3,626
Class R-1	21,807
Class R-2	93,682
Class R-3	454,755
Class R-4	649,077
Class R-5	504,055
Class R-6	236,805
Total	2,126,793

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$25.53
Class B	$24.65
Class C	$24.49
Class F-1	$25.37
Class F-2	$25.55
Class 529-A	$25.39
Class 529-B	$24.69
Class 529-C	$24.66
Class 529-E	$25.19
Class 529-F1	$25.38
Class R-1	$24.72
Class R-2	$24.84
Class R-3	$25.12
Class R-4	$25.33
Class R-5	$25.54
Class R-6	$25.60

Item 75B
Average net assets during the current reporting period ($000s omitted)

Monthly average (for all other funds)	$150,065,618